EXHIBIT 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Completes Acquisition of Piedmont Bancshares, Inc.
Changes Piedmont Bank’s name to The PrivateBank

Chicago, December 13, 2006 --- PrivateBancorp, Inc. (NASDAQ: PVTB) announced today that it has completed its previously disclosed $47.0 million acquisition of Piedmont Bancshares, Inc. Piedmont Bancshares, Inc., which had assets of $237.0 million at September 30, 2006, operates a bank subsidiary, Piedmont Bank of Georgia, that has two banking offices located in the affluent Atlanta communities of Buckhead and Norcross. In conjunction with the closing, Piedmont Bank of Georgia has changed its name to The PrivateBank.

“We are delighted to add the Piedmont management team and staff to our existing multi-state organization. Our move into the Atlanta market is our first expansion outside of the Midwest, thus it represents a very significant milestone for PrivateBancorp. Importantly, we have expanded in Atlanta like we have in other markets in the past -- building The PrivateBank around a seasoned team of commercial and private bankers. I am excited about the growth opportunities that Brian Schmitt and his team offer our organization,” said Ralph B. Mandell, Chairman, President and CEO, PrivateBancorp, Inc.

Brian Schmitt, Chairman and CEO of The PrivateBank - Atlanta said, “Our entire banking team and our clients are thrilled to be joining PrivateBancorp. We believe this is a terrific business combination that gives us access to PrivateBancorp’s substantial resources, such as a higher lending limit, which will prove advantageous to our existing small- and middle market business clients and help us attract new clients.”

The $47.0 million merger consideration consisted of PrivateBancorp, Inc. common stock and cash, and resulted in the issuance of approximately 611,000 shares of PrivateBancorp Inc.’s common stock and the payment of approximately $22.3 million in cash. The transaction is expected to be accretive to PrivateBancorp’s 2007 diluted earnings per share.

PrivateBancorp, Inc., was organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors for their personal and professional interests. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.9 billion as of September 30, 2006, now has 17 banking offices located in the Atlanta, Chicago, Detroit, Milwaukee, St. Louis, and Kansas City metropolitan areas. On November 1, 2006, the Company announced it had signed a definitive agreement to create a de novo bank based in Kansas City, Missouri, with a Kansas City-based group of experienced commercial and private bankers.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee, St. Louis, Kansas City or Atlanta metropolitan areas, developments pertaining to the previously-announced employee fraud, the dollar amount of recovery, if any, on any insurance bond claim relating to the employee fraud, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s or The PrivateBank - Atlanta’s business or unanticipated business declines, unforeseen difficulties in the integration of The PrivateBank - Atlanta or higher than expected operational costs, failure to get regulatory approval for a de novo federal savings bank in Kansas City, competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.